Exhibit 4.1

                            REVOLVING LOAN AGREEMENT
                               FOR FOREX365, INC.

THIS REVOLVING LOAN AGREEMENT (the "Agreement") is made and entered into as of January 9, 2009, by and among Vero Management, L.L.C., a Delaware limited liability company (the "Lender") and Forex365, Inc., a Nevada corporation (the "Borrower").

WHEREAS, on January 9, 2009, the Borrower's Board of Directors approved certain advances to be made from the Lender to the Borrower to provide the Borrower with funds for working capital.

NOW, THEREFORE, the parties hereby agree as follows:


          1. The Lender agrees to make advances to the Borrower from time to time at the request of the Borrower. The advances outstanding shall not exceed $14,000.

          2. The Borrower shall repay the outstanding advances from time to time, in whole or in part. All advances outstanding shall be due and payable in full on the earlier of: (i) June 30, 2009, or (ii) the occurrence of a change of control of the Borrower.

          3. The outstanding advances shall bear interest at a rate of 6% per annum commencing July 1, 2009.

          4. The parties hereto shall maintain a schedule of advances and payments hereunder which is attached hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       FOREX365, INC.




                                   By: /s/ Kevin R. Keating
                                       -----------------------------------------
                                       Kevin R. Keating, Chief Executive Officer


                                       VERO MANAGEMENT, L.L.C.



                                   By: /s/ Kevin R. Keating
                                       -----------------------------------------
                                       Kevin R. Keating, Manager